AQR CAPITAL MANAGEMENT, LLC (“AQR”)

COMPLIANCE MANUAL

AMENDED AND RESTATED

THIS MANUAL IS THE PROPERTY OF AQR CAPITAL MANAGEMENT, LLC AND MUST BE RETURNED TO AQR SHOULD AN EMPLOYEE’S ASSOCIATION WITH AQR TERMINATE FOR ANY REASON. THE CONTENTS OF THIS MANUAL ARE CONFIDENTIAL, AND SHOULD NOT BE REVEALED TO THIRD PARTIES.

A copy of this manual is available in:

N:/Compliance Manual/AQR Compliance Manual 3.10.2010

Current as of:

3/10/2010

Confidential

I. COMPLIANCE PROGRAM	3
A. General Standards	3
B. Annual Review	4

II. CODE OF ETHICS	5
A. General Standards	5
1. Antifraud Provision	6
2. Conflicts of Interest	6
3. Enforcement of Fiduciary Duty	7
4. Compliance Manual Adherence	7
5. Sanctions	8
B. Personal Trading Policies	9
1. Holdings and Transactions Covered By the Personal Trading Policy	9
2. Reporting Requirements	9
3. Restricted Securities	11
4. Prohibition of Front-Running	12
5. Prohibited Transactions	12
6. Pre-Clearance of Transactions	13
C. Policy to Prevent the Misuse of Material Non-Public Information	16
1. Insider Information	16
2. Forms of Material Information	17
3. Non-Public Information	18
4. Reporting Obligations	18
5. Trading Affiliated Managers Group Securities	19
6. Annual Certification	20

III. POLICY FOR OUTSIDE ACTIVITIES	27
A. Requirements	27
B. When Do the Requirements Apply?	27

IV. GIVING AND ACCEPTING GIFTS	29
A. General Requirements	29
B. Gifts to Pension and Retirement Benefit Employees	29
C. Gifts to Government Employees within the U.S.	29
D. Gifts to Foreign Government Officials	30

V. POLITICAL CONTRIBUTIONS	31

VI. MEDIA AND PUBLIC DISCUSSION POLICY	33

VII. DEFINED TERMS

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I.	COMPLIANCE PROGRAM

A.	General Standards

AQR employees are bound by the highest of ethical standards. As an investment adviser registered with the Securities and Exchange Commission (“SEC”), AQR is subject to numerous laws and regulations at both the federal and state levels.

AQR and its employees also owe fiduciary duties of trust and loyalty to the firm’s clients. AQR has a professional duty to conduct its business in a legal and ethical manner, avoiding even the appearance of impropriety. AQR requires full compliance with all applicable laws, regulations and internal rules.

Unless specifically noted, the policies set forth in this Compliance Manual apply to all employees in all AQR business units. Certain aspects of these policies also may be applied to consultants and independent contractors retained by AQR. If you intend to retain consultants or contractors from time to time who may have access to sensitive information about AQR or its business, you must consult with the Chief Compliance Officer (“CCO”) or designee prior to retention.

Compliance Program

AQR’s Compliance Program is designed to provide the Founding Principals with a reasonable level of assurance that AQR is adhering to: applicable rules, regulations, client mandates, policies, and procedures.

The CCO and the Compliance Department

The CCO has been appointed by the Founding Principals to have full responsibility and authority to develop and enforce appropriate policies and procedures for the firm. In that capacity the CCO is responsible for the Compliance Program and the Compliance Department.

AQR’s Compliance Department has a dedicated staff of professionals that maintains the Compliance Program.

No AQR officer, service provider or any person acting under the direction of these persons, shall directly or indirectly take any action to coerce, manipulate, mislead or fraudulently influence the CCO in the performance of his or her responsibilities under this Compliance Program.

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REMEMBER:

•

Compliance is your responsibility. Good judgment and a conscientious, professional, ethical approach will resolve most compliance issues. You should consult with your supervisor if you have any questions. You also should never hesitate to contact AQR’s CCO or the General Counsel for guidance and direction. Violations of these rules will result in appropriate discipline.

•

AQR’s CCO or the General Counsel must approve in advance any exceptions to these policies. Exceptions may sometimes be allowed, for example, where AQR’s requirements are stricter than laws or regulations require. But exceptions will only be allowed if they are approved in advance.

B.	Monitoring of Employees

On an ongoing basis the Compliance Department will monitor and review all reporting submitted by Covered Persons pursuant to the requirements under the Compliance Manual to detect any violations of the policies set forth herein. The Compliance Department will document these periodic reviews and all occurrences where a violation has been detected

C.	Annual Review

AQR will review its policies and procedures annually to determine their adequacy and the effectiveness of their implementation. The review will consider any compliance matters that arose during the previous year, any changes in AQR’s business activities or of its affiliates, and any changes in the Advisers Act or applicable regulations that might suggest a need to revise the policies or procedures.

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II.	CODE OF ETHICS

A.	General Standards

Preamble

AQR has adopted the following Code of Ethics (the “Code”) to achieve the highest level of ethical standards and compliance with federal securities laws (Please see the Defined Terms section). AQR’s Code is comprised of the General Standards, the Personal Trading Policy, and the Policy to Prevent the Misuse of Material Non-Public Information. The Code is designed to reasonably prevent any Covered Person;

•	from employing a device, scheme or artifice to defraud any person;

•

from making to any person any untrue statement of a material fact or omit to state to a fund or any client a material fact necessary in order to make the statements made, in light of the circumstances in which they are made, not misleading;

•	from engaging in any act, practice or course of business which operates or would operate as a fraud or deceit upon any person;

•	from engaging in a manipulative practice with respect to a any client; in connection with purchase or sale of a security held or to be acquired by any person; and

•	from violating federal and state securities laws.

As a fiduciary, AQR owes its clients more than honesty and good faith alone. AQR has an affirmative duty to act in the best interests of its clients and to make full and fair disclosure of all material facts, particularly where AQR’s interests may conflict with those of its clients.

Pursuant to this duty, AQR must at all times act in its clients’ best interests, and AQR’s conduct will be measured against a higher standard of conduct than that used for mere commercial transactions. Among the specific obligations that the SEC has indicated flow from an adviser’s fiduciary duty are:

•	a duty to have a reasonable, independent basis for its investment advice;

•	a duty to obtain best execution for clients’ securities transactions where the adviser is in a position to direct brokerage transactions;

•	a duty to ensure that its investment advice is suitable to the client’s objectives, needs and circumstances;

•	a duty to refrain from effecting personal securities transactions inconsistent with client interests; and

•	a duty to be loyal to clients.

Each employee owes the same fiduciary responsibilities to AQR’s clients as set forth above.

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1.	Antifraud Provision

It is unlawful for any AQR employee to directly or indirectly:

•	employ any device, scheme, or artifice to defraud any client or prospective client;

•	to engage in any transaction, practice, or course of business that operates as a fraud or deceit upon any client or prospective client;

•

act as a principal for its own account, knowingly to sell any security to or purchase any security from a client, or acting as broker for a person other than such client, knowingly to effect any sale or purchase of any security for the account of any such client, without disclosing to such client in writing before the completion of such transaction the capacity in which he is acting and obtaining consent of the client and CCO or designee to such transaction; or

•	to engage in any act, practice, or course of business that is fraudulent, deceptive, or manipulative.

2.	Conflicts of Interest

Potential conflicts of interest may exist between AQR and its advisory clients. To the extent an activity causes a potential conflict, AQR will disclose the nature of the activity giving rise to the conflict. Prior to engaging in any potentially conflicting business activity AQR employees must obtain approval from the CCO or designee.

Sections 206(1) and 206(2) of the Investment Advisers Act of 1940, as amended (“Advisers Act”) address conflicts of interest that may arise in an investment advisory relationship, even though the conflicts may not specifically involve prohibited activities. Potential conflicts of interest and the higher standard of disclosure to which they are subject, include but are not limited to:

•

when an adviser receives compensation, directly or indirectly, from a source other than the client for recommending a security, the adviser must disclose the nature and extent of the compensation (e.g., when an adviser receives products and services from a consultant, directly or through an affiliate or subsidiary as a package of “bundled” services);

•	when an adviser or an affiliate of the adviser has an interest (e.g., selling commissions, etc.) in an investment being recommended, the extent of the adviser’s interest must be disclosed;

•	when an adviser or an affiliate will be buying or selling the same securities as a client, the client should be informed of this

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fact and also whether the adviser (or the affiliate) is or may be taking a position inconsistent with the client’s position; and

•	when an adviser or related party compensates a third party for referring a client, the material terms of the arrangement must be disclosed to, and acknowledged, by the client.

Reporting Personal Conflicts of Interest

AQR employees are required to report any conflict of interest or perceived conflict of interest mentioned above. In addition, AQR employees must report personal conflicts or perceived personal conflicts that may exist between them and AQR/CNH or AQR/CNH’s clients. Potential areas of personal conflicts include but are not limited to:

•	Outside business activities (see the Policy for Outside Activities Section of this Compliance Manual)

•	Giving and accepting gifts in relation to AQR/CNH’s business (see the Giving and Accepting Gifts Section of this Compliance Manual)

•	Political contributions in relation to AQR/CNH’s business (see the Political Contributions Section of this Compliance Manual)

•	Personal securities transactions (see Item B of this Section of the Compliance Manual)

•	A family member that controls or is employed by a broker/dealer, bank, investment advisor, pension plan, or AQR/CNH client.

•	A loan to an AQR/CNH client (or their employees) or service provider (or their employees).

3.	Enforcement of Fiduciary Duty

AQR has adopted the procedures set forth in this Code to ensure that AQR and its employees fulfill its fiduciary obligations to its clients. Every employee is responsible for understanding and complying with the rules and procedures set forth in this Code and the Compliance Manual.

4.	Compliance Manual Adherence

FAILURE TO COMPLY WITH THE RULES AND REQUIREMENTS SET FORTH IN THE COMPLIANCE MANUAL OR OTHER POLICIES AND PROCEDURES, CONSTITUTES A BREACH OF AN EMPLOYEE’S OBLIGATION TO CONDUCT HIM/HERSELF IN ACCORDANCE WITH AQR’S CODE, AND IN CERTAIN CASES MAY RESULT IN A

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VIOLATION OF LAW. APPROPRIATE REMEDIAL ACTION BY AQR MAY INCLUDE CENSURE, RESTRICTION ON ACTIVITIES, OR SUSPENSION OR TERMINATION OF EMPLOYMENT.

EMPLOYEES ARE ALSO REQUIRED TO PROMPTLY REPORT ALL VIOLATIONS OF THE COMPLIANCE MANUAL AND THE CODE TO THE CCO OR DESIGNEE.

5.	Sanctions

Violations of these policies may result in penalties ranging from cancellation of an offending trade (with any resulting loss charged to you and any profits forfeited to charity) to a letter of censure, suspension from employment or termination of employment with AQR. In addition, AQR may, in its sole and absolute discretion, suspend or revoke personal trading privileges.

An incidental failure to comply with the Code is not necessarily a violation of law or AQR’s principles of business conduct. Isolated or inadvertent violations of the Code not resulting in a violation of the law will be referred to the General Counsel or CCO. They will determine the disciplinary action commensurate with the violation, if warranted, that will be imposed.

Violations involving Prohibited Transactions, as defined in Section B(5) below may require the sale of any open positions and disgorgement of any profits realized from the prohibited transaction(s). A pattern of violations that individually do not violate the law but which taken together demonstrate a lack of respect for the Code, may result in disciplinary action, including termination of employment. A violation of the Code resulting in a violation of the law will lead to disciplinary action that may include termination of employment or referral of the matter to the appropriate regulatory agency for civil or criminal investigation.

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B.	Personal Trading Policies

1.	Holdings and Transactions Covered By the Personal Trading Policy

(a)	Investment Holdings and Transactions Controlled By Covered Persons

This policy will apply to all transactions and holdings of Covered Securities that are Beneficially Owned by a Covered Person.

Notwithstanding the above, proprietary accounts and accounts that are managed with complete and sole discretionary authority by an independent third-party (including accounts at AQR/CNH that are managed by someone other than the Covered Person) are exempt from the Code’s Pre-Clearance requirement (Except for Item 6(a) below) and the Prohibited Transaction rules (Except for Items 5(e), 5(f) and 5(g) below); (a) if a copy of the account management agreement or other governing document is given to the CCO or designee and (b) unless the CCO or designee disapproves the account management agreement.

If you intend to acquire a Covered Security, derivative (e.g. swap) or other financial instrument that is not identified in Item 6(c) of this section (Pre-Clearance of Transactions) and do not have an exemption noted in Item 2(e) of this section, prior to effecting any transaction in such instrument you must obtain approval from the Compliance Department.

Questions regarding beneficial ownership should be directed to the CCO or designee.

(b)	Investment Control by Members of Household

The policy will cover holdings and transactions in Covered Securities Beneficially Owned by Members of Household.

Agreements of non-disclosure cannot be used for: joint accounts; accounts in which a minor is the beneficial owner; and where investment control is shared with a Covered Person.

2.	Reporting Requirements

(a)	Initial Disclosure of Holdings and Brokerage Accounts

Every Covered Person must disclose all of his/her personal accounts and securities holdings within ten (10) days of the

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time he or she is hired. Holdings must be current as of a date not more than 45 days prior to the date the individual becomes a Covered Person. This includes Private Investments (e.g. Limited Offering or Private Placement) and all Covered Securities not held at a broker/dealer.

Covered Persons are generally permitted to maintain personal accounts with the Approved Brokers (Appendix 1 of this section) of his/her choice.

In addition, each new employee is required to sign a Compliance Manual Certification (Appendix 2 of this section or intranet based equivalent) indicating that he/she has read, understands and will adhere to the Compliance Manual and submit it with the Initial Personal Securities Holdings Report (Appendix 3 of this section).

(b)	Opening a New Account

Prior to the commencement of trading, all employees must promptly report the opening of any new Covered Account to the Compliance department. Covered Persons must use Approved Brokers.

However, brokerage accounts that were in place prior to March 9, 2006, and accounts controlled by a former employer that restrict purchases will be exempt from the Approved Broker policy

(c)	Duplicate Trade Confirmations and Statements

Every Covered Person and Members of Household of such Covered Person must arrange for duplicate copies of all trade confirmations and monthly statements for his/her Covered Accounts to be sent to the Compliance Department. The monthly brokerage statements must be received by the Compliance Department within 10 days of the end of the month and must disclose the following information with respect to each transaction:

•	The title, quantity and principle amount of the security involved;

•	The date and nature of the transactions (i.e., purchase, sale or other acquisition or disposition);

•	The price at which the transaction was effected; and

•	The name of the broker, dealer or bank with or through whom the transaction was effected.

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(d)	Quarterly Transaction Reports

For each securities transaction (e.g., transactions involving Limited Offerings such as private placements, hedge funds and limited partnerships) that does not appear on a trade confirmation or brokerage statement, the Covered Person must provide the Compliance Department the same information enumerated above within ten (10) days of the end of the calendar quarter during which the transaction occurred.

(e)	Reporting Exemptions

Covered Persons need not report:

1.	Securities transactions and holdings involving direct obligations of the United States Government;

2.	Transactions and holdings in money market securities including bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

3.	Shares issued by unaffiliated SEC registered open-end investment companies (mutual funds, including money market funds and variable insurance products);

4.	Securities transactions over which neither AQR/CNH or any related employee has any direct or indirect beneficial ownership;

5.	Units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated mutual funds.

Covered Persons should consult the CCO or designee if there are any questions about whether one of the exemptions listed above applies to a given Covered Security transaction.

(f)	Annual Certification

On an annual basis each Covered Person is required to report and certify to the holdings in all Covered Securities and certify to all transactions in Covered Securities. This is accomplished by utilizing an online solution.

3.	Restricted Securities

Certain transactions in which AQR engages may require - for either business or legal reasons - that accounts of any client or personal accounts of employees do not trade in the subject securities for specified time periods. A security will be designated

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as “restricted” if AQR/CNH is involved in a transaction that places limits on the aggregate position held by the accounts in that security. No employee may engage in any trading activity with respect to a security while it is designated as restricted without the consent of the CCO or designee. The CCO or designee will determine which securities are restricted.

Restrictions with regard to designated securities are also considered to extend to options, rights or warrants relating to those securities and any securities convertible into those securities.

4.	Prohibition of Front-Running

Employees are not permitted to purchase or sell any security of an issuer if he/she knows that a portfolio managed by AQR has a pending material order to buy or sell the same issuer. This policy is designed to prevent personal gain based upon the investment activities or recommended investment activities of any client account.

5.	Prohibited Transactions

Covered Person must adhere to the following:

(a)	A Covered Person must not engage in any act, practice or course of conduct, which would violate the provisions of this Code.

(b)	A Covered Person must not purchase or sell Securities, while possessing material nonpublic information regarding any issuer of the Securities, until the information becomes public or is no longer considered material. Please refer to Policy to Prevent the Misuse of Material Non-Public Information.

(c)	A Covered Person must not execute a transaction in a Covered Account if an order for a portfolio managed by AQR, CNH or AQR’s proprietary account has a pending order for the same issuer and is greater than 1% of an issuer’s three-month average daily dollar volume.

(d)	A Covered Person must not engage in equity short sales. If a Covered Person commences employment or has an outstanding position in a short sale prior to the imposition of this policy, such position may wind down within a reasonable time not to exceed 120 days. The CCO or designee must be notified prior to the wind down.

(e)

A Covered Person must not purchase and sell, or sell and purchase, the same stock or equivalent (exchange traded funds, unit trusts and closed-end funds based on one issuer or a Narrow-Based Securities Index) within 30 calendar days. Exceptions may be granted by CCO or designee under certain circumstances (i.e. extreme financial need).

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This policy does not apply to Broad Based unaffiliated, closed-end funds, unit trusts, exchange traded index funds or those securities that have a Reporting Exemption (see item B(2)-e above).

(f)	A Covered Person must not write, purchase or sell an equity option that has a maturity of less than 90 calendar days.

(g)	A Covered Person must not write, purchase or sell an equity option within 30 calendar days following the purchase or sale of the same issuer’s stock or equivalent. A Covered Person must not transact in a stock for which they wrote, purchased or sold an option within 30 calendar days. This policy does not apply to options where the underlying security is a broad based closed-end fund, unit trust, exchange traded fund or index.

(h)	Commencing the day after the writing, purchase or sale of an option contract (or contracts) no other option contract can be written, bought or sold for that same issuer within 30 calendar days. However, the identical option contract (or contracts) can be written, bought or sold after the initial transaction provided that the Covered Person is trading in the same direction as the initial transaction and that the time to expiration of the contract (or contracts) is over 90 calendar days.

(i)	A Covered Person must not purchase or sell security futures or futures based on a Narrow-Based Securities Index.

(j)	A Covered Person must not acquire any Securities in an initial public offering, or secondary offering.

(k)	A Covered Person must not trade in a security listed on AQR/CNH’s restricted list, without the consent of the CCO or designee.

6.	Pre-Clearance of Transactions

(a)	Each employee is required to obtain permission from the CCO or designee prior to effecting any transaction in Securities of a Limited Offering (i.e. Private Placement, hedge funds, investment clubs, etc).

See Appendix 4 of this section: Limited Offering and Private Placement Approval Form.

When considering requests for participation in Limited Offerings, the CCO or designee will take into account the specific facts and circumstances of the request prior to reaching a decision. These factors include, among other things, whether the opportunity is being offered to an individual by virtue of his or her position with AQR/CNH, or his or her relationship to an AQR/CNH client. The CCO or designee will also consider whether the client account is authorized to invest in Securities

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of the issuer. At his/her discretion, the CCO or designee may request any and all information and/or documentation necessary to satisfy him/herself that no actual or potential conflict, or appearance of a conflict, exists between the proposed Limited Offering and the interest of any AQR/CNH client account.

(b)	Prior to arranging a personal loan with a financial institution that will be collateralized by securities; an employee must obtain the approval of the CCO or designee. If the loan is approved, the employee must supply the CCO or designee with a memorandum containing the name of the financial institution, identifying the security used as collateral, and describing the purpose of the loan.

(c)	Each employee is required to obtain permission from the Compliance Department prior to effecting any transaction in:

•	Stock

•	Options (with maturities of 90 days or greater)

•	Exchange traded funds, unit trusts and closed-end funds based on one issuer or a Narrow-Based Securities Index

•	Real estate investment trusts (please see Item 2- B(5)e above for exception)

•	Affiliated Mutual Funds (Please see Appendix 5) Note: This does not apply to transactions in the AQR Funds listed on the AQR 401k platform.

•	Convertible bonds

•	Corporate bonds

•	Broad-Based index futures

•	Commodities

Transactions must not be executed until the Compliance Department has given approval in writing. Pre-Clearance requests must be submitted by 10:30 AM on any given trading day. All requests following the 10:30 AM cutoff will be denied. In addition, pre-clearance approval is effective only on the date of approval. For pre-clearance approval after that date, a new pre-clearance request must be submitted.

Please see Appendix 6 of this section for a helpful Quick Reference. The Quick Reference in no way modifies this policy: it is merely for reference.

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Pre-Clearance for any item set forth in (3) above can be processed through an intranet based system. The date of approval is indicated on the approval e-mail sent by the Compliance Department.

In determining whether pre-clearance for any transaction should be granted, the CCO or designee will review the transaction for compliance with these rules and procedures, as well as for any other indications of any conflict of interest or violation of law or policy. The CCO or designee may at any time disapprove any personal securities request if they perceive a conflict of interest may arise.

If clearance is granted, there may be a possibility that the trade will be subsequently deemed impermissible. Facts and circumstances that may occur, post clearance, may compel the CCO or designee to require a reversal of the trade and disgorgement of any resulting gains to a charity designated by the Covered Person.

If the CCO or designee determines that a particular Covered Person does not have access to or has only limited access to client transactions, this rule may not apply fully.

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C.	Policy to Prevent the Misuse of Material Non-Public Information

1.	Insider Information

Investment advisers often may have access to material information that has not been publicly disseminated. Federal and state securities laws prohibit any purchase or sale of securities on the basis of material non-public information, or where it was obtained under circumstances contemplating that it would not be used for personal gain, and in certain other circumstances. In addition, “tipping” of others about such information is prohibited. The persons covered by these restrictions are not only “insiders” of publicly traded companies, but also any other person who, under certain circumstances, learns of material non-public information about a company, such as attorneys, accountants, consultants or bank lending officers.

Violation of these restrictions has severe consequences for both AQR and its employees. Trading on inside information or communicating inside information to others is punishable by imprisonment of up to ten years and a criminal fine of up to $1,000,000. In addition, employers may be subjected to liability for insider trading or tipping by employees. Broker-dealers and investment advisors may be held liable for failing to take measures to deter securities laws violations where such failure is found to have substantially contributed to or permitted a violation.

Section 204A under the Advisers Act requires all SEC registered investment advisers to establish, maintain and enforce written policies and procedures to prevent the misuse of material, nonpublic information.

(a)	No employee shall engage in any transaction involving the purchase or sale of securities during any period commencing with the date on which any material information concerning a company with whom the firm does business is known to the employee, but has not been disclosed to the public, and ending when the CCO or designee determines that the information to be fully disseminated.

(b)	Employees having access to internal financial statements of entities doing business with the firm should scrutinize with particular care any transactions involving the purchase or sale of securities of such entities during the latter part of any fiscal quarter and ending with the close of business on the second day following the day of the public disclosure of the quarterly or annual financial results.

(c)	Employment at AQR may from time to time expose employees to material non-public information regarding companies in

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which accounts managed by AQR/CNH (“Client Accounts”) hold an investment. Such information is to be considered as strictly confidential by all employees, and employees shall take all appropriate steps to preserve the confidentiality of such information. For example, employees should restrict access to files or computer records containing confidential information, should never leave confidential documents in unattended rooms and should never copy confidential documents for their personal use.

(d)	All Client and AQR/CNH proprietary information (this includes trade information) can only be revealed to other personnel (this includes AQR/CNH employees) on a need to know basis.

(e)	Employees are strictly prohibited from trading on behalf of their personal accounts or any Client Account on the basis of any inside information. All employees are strictly prohibited from trading for their personal accounts on the basis of information obtained as the result of their employment with AQR.

(f)	Employee may have to forego a proposed transaction in securities even though he/she planned to make the transaction before he/she learned of the undisclosed material information, and even though he/she may suffer an economic loss or forego anticipated profit by waiting.

(g)	Unless there is a strict need to know, no employee shall disclose material non-public information to any person, including, but not limited to, the immediate families of employees.

(h)	In every case where you, as an employee of the firm, know of non-publicly available information that you think could possibly affect an investor’s investment decision regarding securities or affect the market price of securities if it were publicly available, you must consult with the CCO or designee before buying or selling any securities.

2.	Forms of Material Information

Information is considered “material” if it is information that a reasonable investor would consider important in deciding whether to purchase or sell a security. The information may or may not change an actual investment decision. It is material information if it is something that would have actual significance in the deliberations of the reasonable investor.

Material information may include information about:

•	A company’s earnings estimates;

•	The gain or loss of a significant customer or client;

•	Dividend changes or the declaration of a stock split;

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•	The borrowing of significant funds;

•	A new offering of securities;

•	A major labor dispute;

•	A new joint venture;

•	An agreement or proposal for an acquisition or merger;

•	A significant sale of assets or the disposition of a subsidiary;

•	Major litigation;

•	Liquidity problems;

•	Management changes;

•	Any other significant company developments.

Information about investment decisions by AQR/CNH may also be material inside information. Trading ahead of transactions for AQR/CNH’s clients may constitute insider trading as well as “front running”. (See Section B(4) of the Code of Ethics)

3.	Non-Public Information

Information is considered non-public until it has been fully disclosed and disseminated to the public. Information in a major publication, on a major wire service or contained in an SEC filing would be considered public. Under current SEC guidance, however, information contained on a company web site is not necessarily public at the moment it appears.

According to the SEC, depending upon the nature of the publication, it may be necessary to allow two or three business days for information to be considered fully disseminated to the public. However, information may be fully disseminated to the public nearly instantaneously if published on major wire service, or similar mass distribution.

Employees should assume that all information obtained in the course of their employment is not public unless the information has been disclosed by means of a press release, wire service, newspaper, telecommunications network, proxy statement or prospectus or in a public filing made with a regulatory agency, or is otherwise available from public disclosure services. The issue of what constitutes a “reasonable opportunity to value the information” is a question of fact and circumstances that will need to be determined on a case-by-case basis. The CCO or designee (which may include consultation with outside legal counsel) will make any such determination. No inside information in the possession of any employee of AQR will be deemed to have become public prior to the CCO’s or designee’s determination.

4.	Reporting Obligations

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In order to effectively maintain adherence to these policies you must always do the following:

•

Immediately after an employee becomes aware of material non-public information, under any circumstances, he/she must inform the CCO or designee in order for that security or company to be added to a Watch list/Restricted List

•	The CCO or designee must be informed of any investment related discussion with an issuer as soon as practically possible.

•

If you receive information from an issuer in the ordinary course of business and have any concern that the issuer may not have publicly disclosed the information, please contact the CCO or designee immediately.

A Watch List is a set of procedures by which the CCO or designee monitors trading in specific securities for the purpose of detecting any improper activity. The purpose of a Watch List is to allow this monitoring without alerting the entire firm and without having to impose a general trading restriction.

A Restricted List is a set of procedures by which the CCO or designee restricts trading in certain securities in order to prevent improper activity. The Compliance Department administers the Restricted List procedures and investigates any indications of violations. Unless otherwise expressly indicated, the restrictions imposed by the Restricted List apply to trading in employees’ personal accounts, proprietary accounts, sponsored funds and client portfolios. (See Section B(3) of the Code of Ethics)

5.	Trading Affiliated Managers Group Securities

•

Because of AQR’s relationship with Affiliated Managers Group, Inc. (“AMG”), AQR has adopted special trading procedures for AMG securities. AQR’s investment management team is prohibited from purchasing or selling AMG securities for AQR/CNH sponsored funds, proprietary accounts and client accounts unless specifically approved by the CCO or designee.

•

AQR Covered Persons are prohibited from trading AMG securities in their Covered Accounts three business days after AMG issues a press release regarding quarterly or annual earnings (an “Earnings Release”) (with the date of the Earnings Release being counted as the first business day) and within 14 calendar days prior to the final day of the quarter in which such Earnings Release will be made public.

Effective Date: 3/10/2010	19	CONFIDENTIAL

•	Covered Persons are required to pre-clear (as described in Section B(6)-3 of the Code) all transactions in AMG securities (i.e. fixed income and equity).

6.	Annual Certification

On an annual basis, each employee (not including Members of Household) is required to certify that he/she has read, understands and will adhere to the Compliance Manual. If an employee commences employment less than 90 days prior to the year-end and the Code is not amended in the same period, an annual certification will not be required.

Effective Date: 3/10/2010	20	CONFIDENTIAL

APPENDIX 1

AQR’S APPROVED BROKERS

TD Ameritrade, Inc.

Merrill Lynch

E*Trade

Charles Schwab

Fidelity Investments

UBS

Interactive Brokers

Updated: 3/10/2010

Effective Date: 3/10/2010	21	CONFIDENTIAL

Appendix 2

AQR’S COMPLIANCE MANUAL CERTIFICATION

I certify that I have read AQR’s Compliance Manual and understand such policies and procedures, and agree to abide in all respects to their terms. I also understand that a violation of any firm policy may subject me to disciplinary action, including termination of employment.

Date:

(Print name)

(Signature)

Effective Date: 3/10/2010	22	CONFIDENTIAL

Appendix 3

INITIAL PERSONAL SECURITIES HOLDINGS REPORT

In accordance with AQR’s Code of Ethics, please provide a list of all accounts that have Covered Securities in which you or a Member of Household have Beneficial Interest. This includes not only securities held by brokers and futures commission merchants (FCMs), but also securities held at home, in safe deposit boxes, or by an issuer.

Name On Account	Name of Broker	Account Number	Brokers Phone #

For each account, listed above, attach the most recent account statement listing securities in that account. If you own securities that are not listed in an attached account statement, list them below. (For each Private Placement please complete the Limited Offering and Private Placement Approval form):

Name of Security	Quantity	Value	Principal Amount	Custodian

1.

2.

3.

4.

(Attach separate sheet if necessary)

I certify that this form and the attached statements (if any) constitute all of the Securities in my Covered Accounts and related accounts.

Employee Signature

Print Name

Date:

Effective Date: 3/10/2010	23	CONFIDENTIAL

Appendix 4

LIMITED OFFERING AND PRIVATE PLACEMENT APPROVAL

Personal Information:

Name:	Group:

Investment Information:

Date of initial investment:

Amount of investment:	Percentage owned:

Issuer (Company) Name:

Type of investment:

Is there any relationship between the Company and AQR/CNH

Will you provide a service to this firm, other than a passive investment?

Name of Senior Officers of Company:

How did you learn of the opportunity?

Please attach supporting documents (e.g. offering circular, PPM, subscription agreement…)

Certification

To the best of my knowledge,

a)	all of the information listed above accurate;

b)	this transaction is not potentially harmful to any client portfolios, managed by AQR/CNH;

c)	none of the client portfolios managed by AQR/CNH has a pending order in the security listed above; and

d)	the requested transaction will not result in a misuse of material inside information or in any conflict of interest or impropriety with regard to any accounts managed by AQR/CNH.

I will notify the CCO or designee if and when I learn of the company going public or of any expected public offering by the company.

Signature

DEPARTMENTAL USE

Date Received:

Date Approved/Disapproved:	Approved By:

Effective Date: 3/10/2010	24	CONFIDENTIAL

Appendix 5

AFFILIATED MUTUAL FUNDS

US

AQR Funds – any fund that AQR is the advisor or Subadvisor for

GuideStone Funds – International Equity Fund

MGI Funds – US Small/Mid Cap Value Equity Fund

Russell Investment Company – Russell International Developed Markets Fund

Russell Investment Company – International Securities Fund

Russell Investment Company – LifePoints Funds:

2017 Retirement Distribution Fund – A Shares

2017 Accelerated Distribution Fund – A Shares

2027 Extended Distribution Fund – A Shares

SEI Institutional Investments Trust – Small Cap Fund

SEI Institutional Managed Trust – Small Cap Fund

SEI Institutional Managed Trust – Small Cap Growth Fund

Australia

AQR DELTA Offshore Fund (AUD), L.P.

AQR Global Enhanced Equity Fund

AQR Global Long-Short Equity Fund

AQR Global Long-Short Equity Plus Fund

AQR R.C. Equity Australia Fund

BT Institutional Core Global Share Sector Trust

BT Institutional International Share InterFund

BT International Fund

BT Wholesale Core Hedged Global Share Fund

Commonwealth Global Shares Fund 8

Europe

Etoile Multi Gestion – The Pan European Equity Fund

Russell Qualified Investment Funds PLC – GTAA Plus Fund

Updated:3/10/2010

Effective Date: 3/10/2010	25	CONFIDENTIAL

Appendix 6

QUICK REFERENCE

Type of Transaction	Confirmation & Statements or Quarterly Reporting	Pre-clearance	Annual Holdings Report

Limited Offerings	Yes	Yes	Yes

Stock	Yes	Yes	Yes

Exchange Traded Funds, Unit Trusts and
Closed-end Funds	Yes	No	Yes

Exchange Traded Funds, Unit Trusts and
Closed-end Funds based on one issuer or a	Yes	Yes	Yes
Narrow-Based Securities Index

REITs	Yes	Yes	Yes

Affiliated Mutual Funds
Note: This does not apply to transactions	Yes	Yes	Yes
in the AQR Funds listed on the AQR
401k platform.

Corporate Bonds and Convertible Bonds	Yes	Yes	Yes

Broad Based Index Futures	Yes	Yes	Yes

Commodity Futures	Yes	Yes	Yes

Municipal Bonds	Yes	No	Yes

Money Market securities: including bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments	No	No	No

Unaffiliated Open-end Mutual Funds	No	No	No

U.S. Government Bonds	No	No	No

Prohibited Transactions

•      IPOs

•      Equity Short-Sales

•      Security futures or futures based on a Narrow-Based Securities Index

•      Short Term Stock Trading Within 30 Days

•      Stock Options that have a maturity of less than 90 days – Prohibited

•      Transact in a stock for which they wrote, purchased or sold an option within 30 calendar days.

•      Commencing the day after the writing, purchase or sale of an option contract (or contracts) no other option contract can be written, bought or sold for that same issuer within 30 calendar days. (The identical option contract (or contracts) be can written, bought or sold after the initial transaction provided that the Covered Person is trading in the same direction as the initial transaction and that the time to expiration of the contract (or contracts) is over 90 calendar days.)

•      Write, purchase or sell an equity option within 30 calendar days following the purchase of the same issuer’s stock or equivalent.

If clearance is granted, there may be a possibility that the trade will be subsequently deemed impermissible. Post clearance facts and circumstances may compel the CCO or designee to require reversal of the trade and disgorgement of any resulting gains to a charity designated by the Covered Person. This may occur because of a post clearance client or proprietary order or an intra-day restricted list posting

Transactions must not be executed until the Compliance Department has given approval in writing. Pre-Clearance requests must be submitted by 10:30 AM on any given trading day. All requests following the 10:30 AM cutoff will be denied. In addition, pre-clearance approval is effective only on the date of approval.

Effective Date: 3/10/2010	26	CONFIDENTIAL

III.	POLICY FOR OUTSIDE ACTIVITIES

From time to time AQR personnel may be asked to serve as directors, trustees or officers of various groups, including foundations or other charitable organizations or private or public companies. Some of these positions are paid, others unpaid. Often these positions involve work on financial matters, such as investments for the group or other business transactions.

A.	Requirements

Prior to engaging in an outside activity, employees must complete the Activities Outside of AQR form (Appendix 1) and submit it to the Compliance Department for approval. All conflicts of interests must be disclosed on the form.

B.	When Do the Requirements Apply?

The requirements discussed here apply to the following activities:

•	A position that provides compensation directly or indirectly.

•	A position with any “for-profit” company, whether public or private.

•	An officer of an organization or a position that would be involved in financial matters or giving advice on financial matters – whether for a profit company or a non-profit entity.

Volunteer work for a charity is not covered by these requirements unless the employee is involved in the financial matters.

Effective Date: 3/10/2010	27	CONFIDENTIAL

Appendix 1

ACTIVITIES OUTSIDE OF AQR

In accordance with AQR’s Code of Ethics, I wish to advise the CCO or designee of the following outside activity, so as to avoid any possible conflict of interest as it relates to my current position with the firm.

Date:

Name:	Group:

Name of Outside Organization:

Address:

Business Activity (e.g. advisor, broker/dealer):

Function or title:

Compensation (direct/indirect/none):

Are you an investor in the organization?

Will you exercise discretion over financial matters?

Organization Type: Public/Non-public/Charitable:

Does AQR have a business relationship with the organization?

Possible Conflict of Interest:

I understand that my first priority is to AQR. At all times I will continue to abide by the Code of Ethics, especially those elements that may involve ethical behavior, client information, release of material non-public (“insider”) information, personal trading, company supplied research material, proprietary information/computer systems data or programs and/or the purchase/sale of securities involving AQR/CNH clients. Further, I will make it known to all necessary parties that my involvement with any other organization is not meant financially or otherwise to benefit or involve AQR/CNH. I will not use my position with AQR/CNH or use the AQR/CNH name or any association with AQR/CNH as part of my involvement with this outside activity. No contribution or compensation that I may make or receive, whether direct or indirect, is to be construed as a direct or indirect arrangement with AQR/CNH. Should any of the above information change, I will notify my supervisors and the CCO or designee immediately. In addition, should I become aware of any public offerings by the non AQR/CNH company, or should I purchase or be granted additional shares of stock in the non AQR/CNH company, I will immediately advise the CCO and submit any necessary supplemental documentation.

Signature:	Date:

Approved:	Date:

Effective Date: 3/10/2010	28	CONFIDENTIAL

IV.	GIVING AND ACCEPTING GIFTS

A.	General Requirements

It is a violation of this policy for an AQR employee, officer or principal, without the prior written consent of the CCO or designee, to:

(1)	give or permit to be given, directly or indirectly, anything of value, including gratuities or gifts of any kind, in excess of $100 per individual per year to any person, principal, proprietor, employee, agent or representative of another person where such payment or gratuity is in relation to AQR/CNH’s business;

(2)	accept in connection with their employment with AQR, directly or indirectly, from any person, firm (does not include AQR), corporation or association (each a “Giver”), compensation of any nature as a bonus, commission, fee, gratuity or other consideration in excess of $50 per Giver per employee per year.

(3)	accept in connection with their employment with AQR, directly or indirectly, from any Giver, compensation of any nature as a bonus, commission, fee, gratuity or other consideration in the form of securities or cash.

B.	Gifts to Pension and Retirement Benefit Employees

The improper influencing of pension and retirement benefit (e.g. Taft Hartley) employees through gifts, excessive entertainment or other means is prohibited. Therefore, all employees, officers or principals of AQR must obtain prior approval from the CCO or designee for all gifts to pension and retirement benefit employees.

In addition, the U.S. Department of Labor (“DOL”) requires that AQR record “payments” made to unions and union officials. This includes lunch, dinner, golf outing, tickets to a sporting event, etc.

C.	Gifts to Government Employees within the U.S.

The improper influencing of government employees through gifts, excessive entertainment or other means is prohibited. In addition, certain states require that gifts beyond a particular dollar threshold to one or more public employees be reported to a state ethics commission or similar agency. Therefore, all employees, officers or principals of AQR must obtain prior approval from the CCO or designee for all gifts to public employees.

Effective Date: 3/10/2010	29	CONFIDENTIAL

D.	Gifts to Foreign Government Officials

AQR provides investment services to clients beyond the geographic boundaries of the United States. US law and many of the countries in which AQR/CNH clients reside prohibit the improper influencing of governmental officials (this includes employees) by payment of bribes, gifts, political contributions, lavish hospitality or by other means. AQR requires adherence to those restrictions. All travel and entertainment provided to foreign governmental officials must be pre-approved by the CCO or designee. Similarly, gifts may not be given to nor accepted from such officials without prior approval from the CCO or designee.

Effective Date: 3/10/2010	30	CONFIDENTIAL

V.	POLITICAL CONTRIBUTIONS

AQR’s employees may participate in political activities and that may include political contributions and donations by employees. Contributions must never be made to influence a candidate’s judgment regarding any continued or future business with AQR/CNH. In addition, principals, executive officers and Business Development staff are prohibited from soliciting contributions for an official of a government client while AQR is providing or seeking to provide the government with client advisory services.

Both federal and state campaign finance laws place limits on political contributions that employees may make. In no case may any contribution exceed the applicable federal or state limitations.

Unless previously approved by the CCO or designee:

•	AQR employees may not solicit political contributions on AQR/CNH property nor are employees permitted to use AQR/CNH’s name for political contributions.

•	AQR employees may not be reimbursed for political contributions.

Pre-Approval

•

Political contributions made to an elected official or candidate for public office in a state or a locality within a state listed on Appendix 1 must be pre-approved by the Compliance department. However, contributions made by principals, vice-presidents and marketing staff (includes entities they control and members of household) to an elected official or candidate for public office in a state or local election must be pre approved by the CCO or designee .

•	Political contributions made to an elected official or candidate for public office in any non-U.S. jurisdiction must be pre-approved by the Compliance department.

•	Contributions must never be made to influence a candidate’s judgment regarding any continued or future business with AQR/CNH.

•

Federal, state and non-U.S. campaign finance laws place limits on political contributions that employees may make. In no case may any contribution exceed the applicable federal, state or non-U.S. limitations.

Employees are urged to exercise caution and consider this policy when making personal contributions to political candidates, entities or campaigns. If you are unsure whether a personal political contribution would be appropriate, given this policy, please contact the CCO or designee.

Effective Date: 3/10/2010	31	CONFIDENTIAL

Appendix 1

STATES*

Alaska

California

Connecticut

Florida

Illinois

Minnesota

Missouri

Nebraska

Ohio

Oregon

Pennsylvania

Tennessee

Texas

Wisconsin

*	Includes localities within the state.

Updated: 3/10/2010

Effective Date: 3/10/2010	32	CONFIDENTIAL

VI.	MEDIA AND PUBLIC DISCUSSION POLICY

The CCO, a Founding Principal or the General Counsel must give prior approval to all responses to media inquiries. This includes editors, reporters, writers from any print or internet publication, television, and radio or otherwise. .

Copies of any presentations or speeches that are scheduled to be delivered at any conference or even where there is a possibility of attendance by the media must be approved by the CCO or the General Counsel prior to presentation.

Unless expressly approved in advance by the CCO or the General Counsel, the following are prohibited subjects for any discussion with the media:

•

Public comments made prior to completion of a private offering. This could expose the firm to significant penalties for appearing to publicly promote an unregistered security and, under securities law, could cause difficulties for the completion of the offering.

•

Discussing the securities that the firm is currently buying or selling or intends to buy or sell in the near future on behalf of AQR/CNH’s clients or proprietary accounts. This information is proprietary and a public comment could, among other things, adversely impact the firm’s ability to complete transactions in the best interests of its clients.

•

Comments made as to how AQR/CNH will vote on a specific proxy matter or how the firm has voted proxies in the past. AQR/CNH’s activities in this area are on behalf of AQR/CNH’s clients and are confidential.

•	Comments on litigation or any similar matter involving the firm or actions by government regulators relative to AQR/CNH are prohibited.

•	Comments regarding personal holdings or the holdings of family members or friends are not appropriate and can negatively impact the firm by suggesting a conflict of interest with clients.

Effective Date: 3/10/2010	33	CONFIDENTIAL